Exhibit 10.1

GARY R. MAHARAJ

gmaharaj@surmodics.com

(952) 500-7020

PERSONAL AND CONFIDENTIAL

December 17, 2012

Mr. Andrew D. C. LaFrence

10475 110th Street North

Stillwater, MN 55082

Dear Andy:

I am pleased to confirm our offer for you to join SurModics, Inc. (“SurModics,” or the “Company”) as our Vice President of Finance, and Chief Financial Officer. The terms of your employment are as follows:

1. Position and Duties.

(a) Position. Your title will be Vice President of Finance, and Chief Financial Officer, reporting directly to me. Your employment with the Company will begin on January 31, 2013.

(b) Performance of Duties and Responsibilities. You will perform such duties and responsibilities customarily rendered by chief financial officers of companies of similar size and nature and such other duties and responsibilities as may be delegated from time to time by me or the Board of Directors. You will serve the Company faithfully and to the best of your ability, devoting your full working time, attention, and efforts to the business of the Company; provided, however, that you will be allowed to continue to serve on the board of directors of the entities listed on Exhibit A attached hereto, and any additional boards of directors that may be approved in advance by me; and provided further, however, that such service shall be subject to your compliance with the Company’s Code of Ethics and Business Conduct and your ability to devote the required time, energies, skills and attention to perform your duties hereunder is not impaired. During your employment with the Company, it will not be a violation of the foregoing commitment to fulfill any post-employment assistance obligations to your prior employer, as such obligations are referenced in the Conflict of Interest Disclosure Statement delivered pursuant to the Non-Competition, Invention, Non-Disclosure Agreement referenced in Section 8 of this offer letter. You agree that you will be subject to all Company policies applicable to executive officers (as they may be amended from time to time), SurModics’ employee handbook (the “Employee Handbook”), SurModics’ Code of Ethics and Business Conduct, and other policies in effect for salaried employees of SurModics, except as otherwise stated herein.

Mr. Andrew D. C. LaFrence

December 17, 2012

2. Cash Compensation.

(a) Base Salary. Your annual base salary (“Base Salary”) will be $242,500, subject to all required taxes and withholdings. Your Base Salary will be payable on a semi-monthly basis according to SurModics’ regular payroll practices.

(b) Short Term Incentive Plan. You will be a participant in the Company’s annual incentive plan (the “Plan”), subject to the Plan’s terms and conditions. Awards under the Plan are based on achievement of corporate objectives as approved by the Board’s Organization and Compensation Committee. You will have the potential to earn a target payout of 40% of your Base Salary. The potential payouts under the Plan, if any, may range between 50% and 150% of the target payout. For the Company’s fiscal year 2013, your incentive payout, if any, will be prorated based on the number of days that you are employed by the Company during such fiscal year. You must be employed by the Company at the time of the incentive payout in order to receive the payout.

3. Equity Awards.

(a) Initial Awards. On the date of the first regularly scheduled Board meeting following your first day of employment with the Company (the “Grant Date”), SurModics will grant you the following stock awards:

(i) Stock Options. You will be granted a non-qualified stock option to purchase shares of the Company’s common stock (a “Stock Option”) having a fair value of $125,000 (determined using the Company’s Black-Scholes valuation methodology on the Grant Date).

(ii) Restricted Stock Awards. SurModics will also grant you restricted shares of the Company’s common stock with a value equal to $125,000 (based on the fair market value of the Company’s common stock on the Grant Date). The restricted stock award will vest in one-third annual increments beginning on the first anniversary of the Grant Date.

(b) Long-term Incentive Compensation. Also on the Grant Date, SurModics will grant you the following additional stock awards:

(i) Stock Options. You will be granted a Stock Option having a value of $112,500 (determined using the Company’s Black-Scholes valuation methodology on the Grant Date).

(ii) Performance Shares. SurModics will also grant you a performance share award under the Company’s fiscal 2013 officer performance share plan (the “2013-15 Performance Share Plan”), the target number of shares provided in such award having a value equal to $112,500 (based on the fair market value of the Company’s common stock on the Grant Date). Vesting under the 2013-15 Performance Share Plan will be determined over a three-year period (i.e., our fiscal years 2013 through 2015) based on the achievement of corporate financial objectives that were approved by the Board’s Organization and Compensation Committee. The number of shares that may vest under the plan, if any, can range from 20% to 200% of the target number of shares.

Mr. Andrew D. C. LaFrence

December 17, 2012

(c) General Terms. All stock awards will be granted in accordance with the SurModics 2009 Equity Incentive Plan (the “Equity Plan”), and shall be evidenced by the applicable award agreement to be entered into between you and the Company. Each Stock Option grant will (i) have a seven-year term, (ii) vest annually in four equal increments, beginning on the first anniversary of the Grant Date, and (iii) have an exercise price equal to the fair market value of the Company’s common stock on the Grant Date.

4. Employee Benefits. In addition to the Company plans and programs described in Sections 2 and 3 of this offer letter, you will also be eligible to participate in all other employee benefit plans and programs generally available to employees of SurModics to the extent that you meet the eligibility requirements for each such other individual plan or program. Your participation in any such other plan or program will be subject to the provisions, rules, and regulations of, or applicable to, such other plan or program, and SurModics provides no assurance as to the adoption or continuation of any such other employee benefit plan or program.

5. Expenses. The Company will reimburse you for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by you in the performance of your duties and responsibilities to the Company, subject to the Company’s normal policies and procedures for expense verification and documentation.

6. Paid Time Off. You will receive four (4) weeks of paid time off (“PTO”) in addition to regular Company holidays. The accrual and usage of PTO is subject to the provisions set forth in the Employee Handbook.

7. Other Benefits. In addition to the benefits outlined in this offer letter, the Company will provide you with the change of control benefits as set forth in the Change of Control Agreement attached hereto as Exhibit B.

8. Non-Competition, Invention, Non-Disclosure Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Non-Competition, Invention, Non-Disclosure Agreement, a copy of which is attached hereto as Exhibit C.

9. Absence of Employment Restrictions. You hereby represent and warrant to the Company that, to the best of your knowledge, neither the execution and delivery of this offer letter, nor the performance of the duties described herein violates or will violate the provisions of any other agreement to which you are a party or by which you are bound, or any other legal obligations you have, including any written agreements you have with any prior employer, including, but not limited to, your service on the boards set forth on Exhibit A or the agreements you have listed on the Conflict of Interest Disclosure Statement delivered pursuant to the Non-Competition, Invention, Non-Disclosure Agreement referenced in Section 8 of this offer letter.

Mr. Andrew D. C. LaFrence

December 17, 2012

10. Employment Relationship/Severance. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause, including as a result of your death or disability. Any contrary representations that may have been made to you are superseded by the terms set forth in this offer letter. The reason for and timing of your termination will determine the amount of post-termination benefits, if any, as provided in Exhibit B.

11. Miscellaneous.

(a) Adjustments to Compensation. All elements of your compensation, including the Base Salary and equity compensation shall be subject to annual review and possible adjustment by the Board, in its sole discretion.

(b) Tax Withholding. The Company will withhold from any amounts payable to you such federal, state and local income and employment taxes as the Company shall determine are required pursuant to any applicable law or regulation or are otherwise authorized by you in writing to be withheld.

(c) Section 409A. This offer letter and the Change of Control Agreement is intended to provide certain benefits that are not deferred compensation subject to the requirements of Code Sections 409A(a)(2), (3), or (4). To the extent any benefits provided under this offer letter or the Change of Control Agreement and are subject to the requirements of Code Sections 409A(a)(2), (3), or (4), this offer letter and the Change of Control Agreement are intended to satisfy such requirements, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

(d) Governing Law. All matters relating to the interpretation, construction, application, validity, and enforcement of this offer letter will be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

(e) Jurisdiction and Venue. You and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the United States District Court, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this offer letter. Any action involving claims of a breach of the matters set forth herein must be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, will be in Hennepin County, State of Minnesota.

(f) Entire Agreement. This offer letter, along with the Exhibits referenced herein or attached hereto, constitutes the entire understandings and agreements between you and the Company with regard to the subject matter hereof, including payments and benefits upon a termination of your employment or other separation from service with the Company. This offer

Mr. Andrew D. C. LaFrence

December 17, 2012

letter, along with the Exhibits referenced herein or attached hereto, supersedes and renders null and void all prior agreements, offer letters, plans, programs or other undertakings between the parties with regard to the subject matter hereof (other than those specifically referenced herein), whether written or oral.

* * * * * * *

Andy, we hope that you will accept our offer to join the Company. Please indicate your acceptance of this offer by signing both copies of this offer letter and returning one original to Bryan Phillips (at our corporate offices). The other original of the offer letter is for your records. Please, also sign the two copies of each of (a) Change of Control Agreement, and (b) Non-Competition, Invention, Non-Disclosure Agreement, and return one of each with the offer letter in the enclosed envelope.

Very truly yours,

SURMODICS, INC.

/s/ Gary R. Maharaj

Gary R. Maharaj

President and Chief Executive Officer

I have read and accept this employment offer in accordance with the terms as outlined in this letter.

Andrew D. C. LaFrence

/s/ Andrew D. C. LaFrence
Signature

December 17, 2012
Date

Enclosures

Exhibit A: Board of Directors

Exhibit B: Change in Control Agreement

Exhibit C: Non-Competition, Invention, Non-Disclosure Agreement

Enclosures

Mr. Andrew D. C. LaFrence

December 17, 2012

Exhibit A

Board of Directors

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•	EarthClean Corporation

•	American Heart Association Minnesota Chapter